Exhibit 99.1

ENTERTAINMENT PROPERTIES TRUST REPORTS

SECOND QUARTER RESULTS

Kansas City, MO, July 29, 2010 — Entertainment Properties Trust (NYSE:EPR) today announced operating results for the second quarter and six months ended June 30, 2010.

Total revenue was $77.6 million for the second quarter of 2010 compared to $63.7 million for the same quarter in 2009. Net income available to common shareholders was $8.0 million, or $0.18 per diluted common share, for the second quarter of 2010 compared to net income available to common shareholders of $20.2 million, or $0.58 per diluted common share, for the same quarter in 2009. Funds From Operations (FFO) for the second quarter of 2010 was $21.7 million, or $0.48 per diluted common share, compared to FFO of $30.1 million, or $0.86 per diluted common share, for the same quarter in 2009. Results for the second quarter of 2010 include a charge of $15.6 million or $0.35 per diluted share, associated with the Company’s early retirement of debt in conjunction with its unsecured bond offering and new unsecured credit facility. Excluding this charge, FFO per diluted share was $0.83 for the second quarter of 2010.

For the six months ended June 30, 2010, total revenue was $150.4 million compared to $127.2 million for the same period in 2009. Net income available to common shareholders for the six months ended June 30, 2010 was $30.6 million, or $0.69 per diluted share, versus $37.9 million, or $1.09 per diluted share, for the same period last year. FFO for the six months ended June 30, 2010 was $55.5 million, or $1.26 per diluted share, compared to FFO of $59.1 million, or $1.70 per diluted share, in the year ago period.

David Brain, President and CEO, commented, “We have had an extremely productive quarter from both a capital markets and investment portfolio perspective. The Company became a rated credit in conjunction with issuing $250 million of unsecured bonds with investment grade ratings, upsized our line of credit on significantly more favorable terms and issued $141 million of equity. Our balance sheet and liquidity position are excellent, with access to a new source of capital, low leverage and a very manageable debt maturity schedule.” Mr. Brain continued, “With the transactions executed this quarter, we have already exceeded our investment goal for the year and believe that our flexible capital structure will further enhance our ability to profitably grow the Company as we go forward.”

A reconciliation of FFO and the items impacting results follow:

(dollars in millions, except per share amounts)

	2nd Quarter 2010		Six Months Ended June 30, 2010
	Amount	FFO/share	Amount	FFO/share
Costs associated with loan refinancing (1)	$15.6	$0.35	$15.6	$0.35
Transaction costs	0.1	—	7.6	0.17
Provision for loan losses	—	—	0.7	0.02

Total charges	15.7	0.35	23.9	0.54
Gain on acquisition	—	—	(8.5)	(0.19)

Net adjustments	15.7	0.35	15.4	0.35

FFO	21.7	0.48	55.5	1.26
Add net adjustments	15.7	0.35	15.4	0.35

FFO as adjusted	$37.4	$0.83	$70.9	$1.61

Dividends declared per common share		$0.65		$1.30
FFO payout ratio, as adjusted		78%		81%

(1)	Includes $0.4 million of costs associated with loan refinancing included in discontinued operations.

Portfolio Highlights

As of June 30, 2010, the Company’s real estate portfolio consisted of 107 megaplex theatres (including two joint venture properties) totaling approximately 8.7 million square feet, and restaurant, retail and other destination recreation and specialty properties totaling 4.4 million square feet. The Company also owned 27 public charter schools, and seven vineyards totaling approximately 1,580 acres and nine wineries totaling approximately 840 thousand square feet. In addition, as of June 30, 2010, the Company’s real estate mortgage loan portfolio had a carrying value of $305.0 million and included financing provided for entertainment, retail and recreational properties, including ten metropolitan ski areas covering approximately 6,100 acres in six states. At June 30, 2010, the Company’s megaplex theatres were 100% occupied, and its overall real estate portfolio was 98% occupied.

Theatres

While the box office growth slowed somewhat in the second quarter, total U.S. year-to-date box office receipts for 2010 remain strong, up approximately 4% compared to the prior year.

Ski

Ski assets performed well in the 2009-10 winter ski season with final numbers indicating skier visits were up 8% and total revenue was up 6%. Interest coverage on these properties improved from 1.8x in the prior fiscal year to 2.2x in the current fiscal year.

Vineyards

On June 15, 2010, the Company completed the sale of a ten acre vineyard and winery facility in Napa Valley, California for $6.5 million recognizing a loss on sale of $0.9 million. The Company paid in full its mortgage note payable of $4.6 million on the property in conjunction with the sale.

Investment Update

The Company’s investment spending in the second quarter totaled $153.0 million bringing the total for the six months ended to approximately $310.0 million. The Company’s significant investment activity in the second quarter is summarized below:

On May 1, 2010, the Company contributed an additional $14.9 million to its joint venture, Atlantic-EPR I, to pay off the Partnership’s long term debt at its maturity of May 1, 2010. The Company expects to earn a priority return of 15% on its additional contribution per the partnership agreement.

On June 11, 2010, the Company acquired 12 theatre properties for a total investment of $124.4 million. The properties are located in Texas, Colorado, Indiana and California, have a total 192 screens and are comprised of an aggregate of approximately 864,530 square feet of space located on 139 acres. The theatres are operated by Cinemark USA and are leased under triple-net leases.

Capital Markets and Balance Sheet Update

On May 11, 2010, the Company issued 3.6 million common shares at a purchase price of $41.00 per share in a registered public offering. Total net proceeds after underwriting discounts and expenses were approximately $141.0 million.

On June 21, 2010, the Company prepaid its $56.3 million mortgage note related to Concord Resort that was scheduled to mature in September 2010. On June 30, 2010, the Company closed its offering of $250.0 million in senior unsecured 7.75% notes due 2020. The issuance price was 98.290% of the notes’ principal amount. The Company also entered into a new $320.0 million unsecured revolving credit facility simultaneously with the note offering replacing its former $215.0 million secured revolving credit facility. The new unsecured revolving credit facility contains an “accordion” feature, whereby the total amount of the facility may be increased to $420.0 million subject to lender approval. The new unsecured credit facility matures on December 1, 2013, and carries an interest rate dependent on credit ratings which was 300 basis points over LIBOR upon closing, a 50 basis point reduction in the spread from the former facility with no LIBOR floor.

The Company used the net proceeds from the debt offering and the new unsecured revolving credit facility to repay the entire outstanding balance of its existing secured revolving credit facility, its existing term loan credit facility, its Toronto Dundas Square credit facility, and to pay fees and expenses associated with the early repayment of such facilities. Of the $15.6 million in expense recognized in the second quarter related to the refinancing, approximately $6.0 million was non-cash.

Upon completion of the above transactions, the Company has addressed all of its debt maturities for the next two years, and has a debt to gross assets ratio of 38% at June 30, 2010. In addition, at June 30, 2010 there was in excess of $185 million of unrestricted cash on hand and availability under the revolver.

Cappelli Settlement

As previously announced, on June 18, 2010, the Company entered into a series of agreements with Mr. Cappelli and several of his affiliates and mutually released and settled all claims, obligations and liabilities, including all pending litigation. As a result of the settlement, the Concord resort land and the New Rochelle (New Roc) entertainment retail center are now wholly-owned properties of the Company, and the Company no longer has an interest in City Center, an entertainment retail center in White Plains, New York. A gain was recorded of $4 thousand related to the settlement and is included in other income.

Dividend Information

On June 17, 2010, the Company declared a regular quarterly cash dividend of $0.65 per common share, which was paid on July 15, 2010 to common shareholders of record on June 30, 2010. This dividend represents an annualized dividend of $2.60 per common share. The Company also declared and paid second quarter cash dividends of $0.4844 per share on the 7.75% Series B Preferred Shares, $0.3594 per share on the 5.75% Series C Convertible Preferred Shares, $0.4609 per share on the 7.375% Series D Preferred Shares and $0.5625 per share on the 9.00% Series E Convertible Preferred Shares.

Guidance Update

The Company is revising its 2010 investment spending guidance from $300 million to $350 million.

The Company is also revising its 2010 guidance for FFO as adjusted per diluted share to $3.30 to $3.40 from the previous guidance of $3.30 to $3.45. This guidance reflects the Company’s lower leverage as a result of the equity offering and settlement with Cappelli in the second quarter, as well as recent debt transactions and expected investment spending for 2010 of $350 million. Including the charge of $0.35 per diluted share for costs associated with loan refinancing, the guidance for FFO per diluted share is $2.95 to $3.05.

Quarterly Supplemental

The Company’s supplemental information package for the second quarter and six months ended June 30, 2010 is available on the Company’s website at www.eprkc.com.

ENTERTAINMENT PROPERTIES TRUST

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Rental revenue	$58,018	$48,207	$113,045	$96,153
Tenant reimbursements	6,485	3,560	11,514	7,414
Other income	45	728	280	1,868
Mortgage and other financing income	13,013	11,224	25,605	21,742

Total revenue	77,561	63,719	150,444	127,177
Property operating expense	9,010	4,699	16,196	10,186
Other expense	143	854	480	1,472
General and administrative expense	4,633	4,239	9,722	8,285
Interest expense, net	18,726	15,739	36,229	31,451
Costs associated with loan refinancing	15,247	117	15,247	117
Transaction costs	111	37	7,635	116
Provision for loan losses	—	—	700	—
Depreciation and amortization	13,007	10,183	24,708	20,734

Income before equity in income from joint ventures, gain from acquisition and discontinued operations	16,684	27,851	39,527	54,816
Equity in income from joint ventures	423	225	656	444
Gain on acquisition	—	—	8,468	—

Income from continuing operations	$17,107	$28,076	$48,651	$55,260
Discontinued operations:
Loss from discontinued operations	(1,425)	(2,080)	(3,879)	(5,170)
Loss on sale of real estate	(934)	—	(934)	—

Net income	14,748	25,996	43,838	50,090
Net loss attributable to noncontrolling interests	840	1,708	1,825	2,943

Net income attributable to Entertainment
Properties Trust	15,588	27,704	45,663	53,033
Preferred dividend requirements	(7,552)	(7,552)	(15,103)	(15,103)

Net income available to common shareholders of Entertainment Properties Trust	$8,036	$20,152	$30,560	$37,930

Per share data attributable to Entertainment Properties
Trust common shareholders:
Basic earnings per share data:
Income from continuing operations available to common shareholders	$0.23	$0.64	$0.81	$1.24
Loss from discontinued operations	(0.05)	(0.06)	(0.11)	(0.15)

Net income available to common shareholders	$0.18	$0.58	$0.70	$1.09

Diluted earnings per share data:
Income from continuing operations available to common shareholders	$0.23	$0.64	$0.80	$1.24
Loss from discontinued operations	(0.05)	(0.06)	(0.11)	(0.15)

Net income available to common shareholders	$0.18	$0.58	$0.69	$1.09

Shares used for computation (in thousands):
Basic	44,869	34,970	43,865	34,678
Diluted	45,214	34,992	44,185	34,686

ENTERTAINMENT PROPERTIES TRUST

Reconciliation of Net Income Available to Common Shareholders

to Funds From Operations (FFO) (A)

(Unaudited, Dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income available to common shareholders of Entertainment Properties Trust	$8,036	$20,152	$30,560	$37,930
Loss on sale of real estate	934	—	934	—
Real estate depreciation and amortization	13,527	11,642	25,800	24,076
Allocated share of joint venture depreciation	67	66	133	131
Noncontrolling interest	(872)	(1,746)	(1,905)	(3,070)

FFO available to common shareholders of Entertainment Properties Trust	$21,692	$30,114	$55,522	$59,067

FFO per common share attributable to Entertainment Properties Trust:
Basic	$0.48	$0.86	$1.27	$1.70
Diluted	0.48	0.86	1.26	1.70
Shares used for computation (in thousands):
Basic	44,869	34,970	43,865	34,678
Diluted	45,214	34,992	44,185	34,686
Other financial information:
Straight-line rental revenue	469	584	815	1,145
Dividends per common share	$0.65	$0.65	$1.30	$1.30

(A)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under Generally Accepted Accounting Principles (GAAP) and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO, as defined under the NAREIT definition and presented by us, is net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company’s operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus charges for loan losses, costs associated with loan refinancing, impairments and transaction costs. FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company’s operations, cash flows or liquidity as defined by GAAP.

The additional 1.9 million common shares that would result from the conversion of the Company’s 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of the Company’s 9.00% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share and FFO per share for the three and six months ended June 30, 2010 and 2009 because the effect is anti-dilutive.

ENTERTAINMENT PROPERTIES TRUST

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	As of June 30, 2010	As of December 31, 2009
	(unaudited)
Assets
Rental properties, net	$2,018,042	$1,854,629
Land held for development	184,457	4,457
Property under development	7,779	8,272
Mortgage notes and related accrued interest receivable, net	304,955	522,880
Investment in a direct financing lease, net	216,419	169,850
Investment in joint ventures	19,423	4,080
Cash and cash equivalents	20,144	23,138
Restricted cash	16,351	12,857
Intangible assets, net	35,534	6,727
Deferred financing costs, net	21,620	12,136
Accounts receivable, net	37,195	33,289
Notes and related accrued interest receivable, net	5,159	7,898
Other assets	23,576	20,519

Total assets	$2,910,654	$2,680,732

Liabilities and Equity
Accounts payable and accrued liabilities	$37,190	$28,411
Dividends payable	37,774	35,432
Unearned rents and interest	9,206	7,509
Long-term debt	1,208,567	1,141,423

Total liabilities	1,292,737	1,212,775
Entertainment Properties Trust shareholders’ equity	1,589,903	1,472,862
Noncontrolling interests	28,014	(4,905)

Equity	1,617,917	1,467,957

Total liabilities and equity	$2,910,654	$2,680,732

About Entertainment Properties Trust

Entertainment Properties Trust (NYSE:EPR) is a real estate investment trust (REIT) that develops, owns, leases, and finances properties for consumer-preferred, high-quality businesses. EPR’s investments are guided by a focus on inflection opportunities that are associated with or support enduring uses, excellent executions, attractive economics, and an advantageous market position. The Company’s total assets exceed $2.9 billion and include megaplex movie theatres and entertainment retail centers, as well as other destination recreational and specialty investments. Further information is available at www.eprkc.com or from Jon Weis at 888-EPR-REIT or info@eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements may refer to our financial condition, results of operations, plans, objectives, acquisition or disposition of properties, future expenditures for development projects, capital resources, future financial performance and business. Forward-looking statements are not guarantees of performance. They involve numerous risks, uncertainties and assumptions. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “will be,” “continue,” “hope,” “goal,” “forecast,” “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” “would,” “may” or other similar expressions contained or incorporated by reference herein. In addition, references to our budgeted amounts are forward looking statements. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.